For immediate release

March 7, 2008

GLOBAL CASINOS EXECUTES AMENDMENT TO AGREEMENT

TO ACQUIRE DOC HOLLIDAY CASINO

Boulder, CO – Global Casinos Inc. (OTCBB:  GBCS) announced  today that effective March 3, 2008 it entered into Amendment No. 5 to the definitive Asset Purchase and Sale Agreement dated June 14, 2007, as previously amended by Amendment No. 1 thereto dated September 28, 2007 and as amended by Amendment No. 2 thereto dated November 30, 2007 and by Amendment No. 3 thereto dated December 5, 2007 and by Amendment No. 4 thereto dated January 30, 2008 (the “Agreement”) with Doc Holliday Casino, LLC, a Colorado limited liability company (“Doc Holliday”), providing for the acquisition by the Company of substantially all of the tangible and intangible assets (the “Assets”) of Doc Holliday Casino, located in Central City, Colorado.

The Amendment extends the Closing Date through March 31, 2008.

On February 21, 2008, the Colorado Division of Gaming approved the application to issue a new gaming license in connection with the pending transaction.  Other regulatory approvals are in process, and the parties are continuing in their effort to satisfy the other conditions precedent to Closing.

About the Company

Global Casinos currently owns and operates the Bull Durham Casino located in Black Hawk, Colorado.  It also has an equity stake in Global Gaming Technologies, LLC, which is in the process of commercially developing new, innovative casino games.

   For further information, contact:

Clifford L. Neuman, Interim President

1507 Pine Street

Boulder, CO  80302

(303) 449-2100

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Clifford L. Neuman, President (303) 449-2100 or clneuman@neuman.com